ESCROW AGREEMENT

     ESCROW AGREEMENT made and entered into as of the ____ day of __________, 1997 by and between DECADE PROPERTIES, INC.
(hereinafter the "Seller"), CHARTHOUSE SUITES VACATION OWNERSHIP,
INC. (hereinafter the "Buyer") and QUARLES & BRADY (hereinafter the "Escrow Agent").

     WHEREAS, the Buyer and Seller have entered into a certain Real Estate Purchase and Sale Agreement (hereinafter the "Real Estate Agreement") for the real estate (hereinafter the "Real Property") as described in the Real Estate Agreement and a certain Personal Property Purchase and Sale Agreement (hereinafter the "Personal Property Agreement") for the personal property (the "Personal Property") as described therein dated on even date herewith (collectively the "Agreements"); and

     WHEREAS, the parties desire to enter into this Escrow Agreement with the Escrow Agent with respect to the holding of the Quit-Claim Deed and DR-219 pursuant to the Real Estate Agreement in connection with the closing of the sale of the Real Property and the Personal Property to the Buyer.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

     1. Deposit. The Seller has deposited with the Escrow Agent an executed, witnessed and acknowledged Quit-Claim Deed for the Real Property together with an executed DR-219 Form, which documents shall be held by the Escrow Agent in accordance with the terms and provisions of this Agreement. Said Quit-Claim Deed and DR-219 Form shall be hereinafter referred to as the "Deposit."

     2.   Conditions.  The Deposit shall be held by the Escrow
Agent until all of the following conditions have been satisfied:

          A. At least 76 Charthouse Suites as more particularly described in that certain Prospectus dated ____________________ have been sold;

          B. The Buyer has paid to the Seller or deposited with the Escrow Agent the respective Purchase Prices for the Real Property and the Personal Property subject to closing prorations and adjustments pursuant to separate Closing Statements for the Real Property and the Personal Property, which Closing Statements each have been signed by both the Buyer and the Seller;

          C. The Buyer has provided funds to cover the applicable recording fee and documentary stamp taxes with respect to the conveyance of the Real Property; and

          D. The Seller and Buyer have delivered such other instruments and documents as may be necessary to effect the transfers contemplated under the Real Estate Agreement and the Personal Property Agreement.

The conditions in Subparagraphs B and C above shall be deemed satisfied by the Escrow Agent's receipt of good and sufficient funds in the amounts set forth on the required Closing Statements which have been signed by both the Buyer and the Seller. If the amounts required under the condition in subparagraph B above have been paid to the Seller, then the condition shall be deemed satisfied by written notice to the Escrow Agent signed by the Seller acknowledging receipt of said funds. The conditions in Subparagraphs A and D shall only be deemed satisfied by written notice to the Escrow Agent signed by the Seller and the Buyer acknowledging satisfaction of such conditions. Notwithstanding any provision to the contrary the Escrow Agent shall not release the Deposit without a written direction signed by both the Buyer and the Seller authorizing the release of the Deposit. Upon satisfaction of the conditions as provided herein and upon receipt of said written direction signed by both the Buyer and the Seller authorizing said release, the Escrow Agent shall deliver to the Buyer the Deposit. If after the Deposit may be released as provided above and if so directed by the Buyer, provided that the Escrow Agent receives sufficient funds to pay the applicable recording fee and documentary stamp taxes, then the Escrow Agent shall cause the Quit-Claim Deed to be recorded and the DR-219 Form to be filed in the Office of Clerk of Courts for Pinellas County.

     Notwithstanding any provision to the contrary, in the event that all of the conditions stated above are not satisfied and the written direction signed by both parties authorizing the release, is not received by the Escrow Agent on or before __________, or such earlier date set forth in written notice signed by the Seller and the Buyer, then the Escrow Agent shall return the Deposit to the Seller.

     3. Default. Notice of any default, dispute or disagreement among the parties as to this Escrow Agreement shall be given to the Escrow Agent as soon as same arises. Subsequent to giving notice of any default, dispute or disagreement among the parties to this Escrow Agreement, the Escrow Agent shall not disburse funds or deliver any documents from escrow, or perform any other act required by this Escrow Agreement, except upon specific and mutual agreement in writing signed by all parties to this Escrow Agreement, or upon order of a court of competent jurisdiction.

     In the event of any default, dispute or disagreement between the parties or otherwise in connection with this Escrow
Agreement, the Escrow Agent may, in its sole discretion, file an action for interpleader or pursue other appropriate legal proceedings to resolve the disagreement and, whether suit is filed or not, may retain legal counsel for advice or representation.

     4. Escrow Agent Provisions. The Escrow Agent shall not be liable for any mistakes of facts or errors in judgment, or any acts or omissions of any kind unless caused by its willful misconduct or gross negligence. The Escrow Agent shall be permitted to rely on written notice, directions and other documents received by the Escrow Agent purporting to be signed by the Buyer and/or the Seller hereunder. The parties hereto agree to reimburse the Escrow Agent for all costs, fees and expenses incurred in connection with this Escrow Agreement and shall indemnify and hold the Escrow Agent harmless from any claims, demands, causes of action, liability damages and judgments, including the costs of defending any action against it, together with any reasonable attorneys' fees, costs, and legal expenses incurred, all in connection with the Escrow Agent's undertaking pursuant to the terms and conditions of this Escrow Agreement. The Escrow Agent may at any time resign upon advance written notice of such intention. The Escrow Agent shall deliver the Deposit to successor Escrow Agent pursuant to written direction signed by both the Buyer and the Seller. If such written direction signed by both the Buyer and the Seller as to a successor Escrow Agent is not received by the Escrow Agent within five (5) days after the Escrow Agent's resignation, the Escrow Agent may interplead the Deposit in the Circuit Court in and for Pinellas County, Florida and shall have no further obligation in connection with this Escrow Agreement.

     5. Notices. Any notices or other communications or deliveries which may be required or desired to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, if delivered via facsimile to the respective party at the facsimile number set forth below, if sent by overnight courier (e.g., Federal Express), or if mailed U.S. certified mail, return receipt requested, postage prepaid, addressed to the respective party at the addresses set forth below:

     If to Seller:            Decade Properties, Inc.
                              250 Patrick Boulevard
                              Suite 140
                              Brookfield, WI  53045
                              Attn:  Mr. Jeffrey Keierleber
                              Fax:  (414) 792-0808

     If to Buyer:             Charthouse Suites Vacation
                              Ownership, Inc.
                              250 Patrick Boulevard
                              Suite 140
                              Brookfield, WI  53045
                              Attn:  Mr. Michael Sweet
                              Fax:  (414) 792-0808

     If to Escrow Agent:      Quarles & Brady
                              411 East Wisconsin Avenue
                              Milwaukee, WI  53202
                              Attn:  Walter J. Skipper, Esq.
                              Fax:  (414) 271-3552

Any notice so given by mail shall be deemed to have been duly delivered two (2) days after the same is deposited in the U.S. mail in the manner specified above. Any notice so given by overnight courier shall be deemed to have been duly delivered on the first day following the date the same is delivered to the overnight courier. Any notice so given by any manner other than by certified mail or by overnight courier shall be deemed to have been duly delivered upon actual receipt of the same by the party to whom the same is to be delivered. Any party may change the address to which notices are to be sent to such party by written notice to the parties specifying such change of address.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of this date first above written.

                              SELLER:
                              DECADE PROPERTIES, INC.


                              By:________________________________


                              BUYER:
                              CHARTHOUSE SUITES VACATION
                              OWNERSHIP, INC.


                              By:________________________________


                              ESCROW AGENT:
                              QUARLES & BRADY


                              By:________________________________